EXHIBIT 99.1

News Release

CONTACTS:
	Dreyfus	Ashland
Media:	Patrice M. Kozlowski	Terry L. Phalen
	(212) 922-6030	Chief Operating Officer
(212) 425-2803

Analysts:	Steve Lackey	Kevin O’Keefe
	(412) 234-5601	Manager, Business Development
	Andy Clark	(212) 425-2803
(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON TO ACQUIRE SEPARATE ACCOUNTS BUSINESS FROM ASHLAND MANAGEMENT
Acquisition adds $590 million to Dreyfus’ separate account assets under management

NEW YORK, September 12, 2002—Mellon Financial Corporation and Ashland Management Incorporated today announced a definitive agreement under which Mellon will acquire Ashland’s separate accounts division. The acquisition will give Mellon’s subsidiary, Dreyfus Service Corporation, an additional $590 million in separate account assets for a total of more than $3 billion in separate account assets under management. Ashland is a New York City-based growth-style investment management company with approximately $2 billion in assets under management.

The transaction, expected to close by the fourth quarter of 2002, will be an all-cash deal, with initial consideration due at closing and further consideration contingent on the future performance of the acquired division. Additional terms were not disclosed.The Ashland separate accounts team will operate as a separate company reporting to Dreyfus.

“Ashland’s separate accounts business is a strategic acquisition to complement the existing managers that Dreyfus offers through Dreyfus Separate Accounts,” said Stephen E. Canter, Mellon vice chairman and chairman and chief executive officer of The Dreyfus Corporation. “Approximately 70 percent of all Individually Managed Accounts are in three major investment mandates: Large-Cap Value, Large-Cap Core and Large-Cap Growth. The acquisition of Ashland’s impressive large-cap growth investment team for our separate accounts business allows us to provide a broader selection of investment disciplines to our clients. It also leverages one of the largest distribution networks of any asset management firm in the financial services industry.”

“Ashland is making a strategic disposition of its retail separate account line of business to exclusively focus our full resources and commitment on our institutional and high net worth clientele,” said Charles Hickox, Ashland president and chief executive officer. “We believe that Ashland can best serve its clients and maximize its opportunity for growth by returning to our traditional roots and core competency in these market segments. Further, we believe that our retail separate account customers will be best served through Dreyfus’ powerful, national distribution network and extensive retail customer support capabilities.”

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Mellon to Acquire Ashland
September 12, 2002

Initially launched in February 2000, Dreyfus Separate Accounts provides individually managed accounts and related investment services through intermediary channels such as broker-dealers and financial planners.

Including Ashland’s separate account large-cap growth product, Dreyfus currently offers 12 investment strategies for high net worth and institutional investors in the separate account format. These include: the Dreyfus Technology Growth portfolio, Dreyfus Core Quality Bond portfolio, Dreyfus Core Plus Bond portfolio and Dreyfus Tax-Exempt Fixed Income portfolio; the Large-Cap Core Equity portfolio advised/sub-advised by Houston-based asset manager Fayez Sarofim and Company; a Large-Cap Value portfolio and a Balanced portfolio, both advised/sub-advised by Boston Safe Advisors, a subsidiary of Dreyfus Service Corporation; an International ADR portfolio and Global ADR portfolio, both advised/sub-advised by Newton Capital Management Limited, a Mellon subsidiary; an International Large-Cap Value portfolio advised/sub-advised by The Boston Company Asset Management, a Mellon subsidiary; and a Mid-Cap Core Equity portfolio advised/sub-advised by Franklin Portfolio Associates, also a Mellon subsidiary.

Dreyfus has multiple distribution arrangements in place, including strategic relationships with the brokerage firms A.G. Edwards, Merrill Lynch, UBS PaineWebber, Prudential and Salomon Smith Barney.

Founded in 1977 by Charles Hickox and with approximately $1.8 billion in assets under management, Ashland Management Incorporated is an asset management firm based in New York City, specializing in a large-cap growth investment style with expertise in serving the institutional and high net worth marketplaces. For more information, visit www.ashlandmanagement.com.

The Dreyfus Corporation, established in 1951 and headquartered in New York City, is one of the nation’s leading asset management companies, currently managing approximately $190 billion in mutual funds, separately managed accounts and institutional portfolios. Dreyfus Service Corporation is a wholly-owned subsidiary of The Dreyfus Corporation. For more information, visit www.dreyfus.com.

The Dreyfus Corporation is a subsidiary of Mellon Financial Corporation, a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and affluent individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.8 trillion in assets under management, administration or custody, including $588 billion under management. News and other information about Mellon is available at www.mellon.com.

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